Exhibit 5.1

ADVOCATEN • NOTARISSEN • BELASTINGADVISEURS

P.O. Box 7113 1007 JC Amsterdam Strawinskylaan 1999 1077 XV Amsterdam T +31 20 71 71 000 F +31 20 71 71 111	Amsterdam, 14 September 2015 To: Mylan N.V. (the “Company”) Building 4 Trident Place, Mosquito Way Hatfield, Hertfordshire AL10 9UL, England

Ladies and Gentlemen:

SEC Exhibit 5.1 opinion letter

We have acted as your legal counsel as to Netherlands law, and are rendering this opinion letter to you, in connection with the filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the registration of 26,078,580 ordinary shares in the Company’s capital with a nominal value of €0.01 each (the “Plan Shares”) that may be issued under the Plan (as defined below).

This opinion letter is addressed solely to you. It may only be relied upon in connection with the Registration Statement. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any document.

In rendering the opinions expressed in this opinion letter, we have reviewed and relied upon the following documents:

(i)	a pdf copy of the deed of incorporation (akte van oprichting) of the Company, dated 7 July 2014 (“Deed of Incorporation”);

(ii)	a pdf copy of the deed of conversion (akte van omzetting) of the Company, dated 27 February 2015 (“Deed of Conversion”);

(iii)	a pdf copy of the continuous text of the articles of association of the Company as they read after the execution of a deed of amendment to the articles of association of the Company, dated 27 February 2015 (the “Articles of Association”);

This communication is confidential and may be subject to professional privilege. All legal relationships are subject to NautaDutilh N.V.‘s general terms and conditions (see www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

(iv)	copies of the minutes of the meeting of the Company’s board of directors (bestuur) held on 9 February 2015;

(v)	copies of the written resolution of the general meeting of shareholders of the Company adopted on 9 February 2015 (together with the resolutions recorded in the documents referred to under (iv), the “Resolutions”);

(vi)	a pdf copy of the Company’s Amended and Restated 2003 Long Term Incentive Plan (the “Plan”);

(vii)	a pdf copy of the Registration Statement dated 14 September 2015;

(viii)	a pdf copy of an extract from the Commercial Register of the Chamber of Commerce (handelsregister van de Kamer van Koophandel) relating to the Company, dated the date of this opinion letter (the “Extract”); and

(ix)	a pdf copy of a certificate, dated the date of this opinion letter purported to have been signed by the Assistant Secretary of the Company (the “Certificate”).

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Netherlands courts, the General Court and the Court of Justice of the European Union. We do not express any opinion on Netherlands or European competition law, regulatory law or tax law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Netherlands law subsequent to today’s date.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Netherlands law. The competent courts at Amsterdam, the Netherlands, have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter. Any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above submission to jurisdiction, is governed by Netherlands law and the general terms and conditions of NautaDutilh N.V. Any liability arising out of or in connection with this opinion letter shall be limited to the amount which is paid out under the insurance policy of NautaDutilh N.V. in the matter concerned and no person other than NautaDutilh N.V. may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. The Netherlands legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.	drafts of documents reviewed by us shall be in conformity with the executed originals, each copy of a document conforms to the original, each original is authentic, and each signature is the genuine signature of the individual purported to have placed that signature;

b.	the Registration Statement has been or shall be filed with the SEC, and shall become effective, in the form referred to in this opinion letter;

c.	that any Plan Shares will be issued, offered, sold, delivered, duly accepted and paid by the subscribers pursuant to the exercise of the right of the subscriber, to persons legally entitled to purchase Plan Shares, (a) as contemplated and in accordance with the Plan and the Registration Statement, (b) in accordance with any applicable law (including, without limitation, the laws of the Netherlands), (c) in accordance with the Articles of Association as in force at the date of issuance of such Plan Shares and (d) with such terms so as not to violate any applicable law (including, for the avoidance of doubt, any law applicable at the time of such issue, offer, sale, delivery and acceptance) and upon issue of each Plan Share at least a consideration will be paid to the Company on such Plan Share, or, as the case may be, will be charged from the distributable reserves of the Company, with a value equal to the nominal amount thereof and any premium agreed upon (bedongen agio);

d.	that each time a Plan Share is issued, the authorized share capital (maatschappelijk kapitaal) of the Company is such that such Plan Share can be validly issued;

e.	each of the assumptions made in this opinion letter will be correct in all aspects by reference to the facts and circumstances existing each time a Plan Share is issued;

f.	the statements included in the Certificate are true and correct on the date of this opinion letter and each time a Plan Share is issued; and

g.	none of the opinions stated in this opinion letter will be affected by any foreign law.

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

1.	The Plan Shares, when issued pursuant to and in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following qualifications:

A.	The information contained in the Extract does not constitute conclusive evidence of the facts reflected in it.

B.	Pursuant to Article 2:7 of the Dutch Civil Code, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the purpose of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Netherlands Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the purpose of a legal entity are transgressed, not only the description of the purpose in that legal entity’s articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction. Based on the purpose clause contained in the Articles of Association, we have no reason to believe that by entering into the Deed of Issue the Company would transgress the description of the purpose contained in its Articles of Association. However, we cannot assess whether there are other relevant circumstances that must be taken into account, in particular whether the interests of the Company are served by entering into the Deeds of Issue since this is a matter of fact.

C.	The opinions expressed in this opinion letter may be limited or affected by:

a.	any applicable bankruptcy, insolvency, reorganisation, moratorium or other similar laws or procedures now or hereinafter in effect, relating to or affecting the enforcement or protection of creditors’ rights generally;

b.	the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to liquidators in bankruptcy proceedings or creditors;

c.	claims based on tort (onrechtmatige daad); and

d.	sanctions and measures implemented or effective in the Netherlands under the Sanctions Act 1977 (Sanctiewet 1977), or European Union regulations.

D.	As used in the opinions expressed in paragraph 1 of this opinion letter, the term “non-assessable” - which term has no equivalent in Dutch - means that a holder of a share will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors for further payment on such share.

E.	This opinion letter does not purport to express any opinion or view on the operational rules and procedures of any clearing or settlement system or agency.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and also consent to the reference to NautaDutilh N.V. in the Registration Statement under the caption “Legal Matters”.

Sincerely yours,

/s/  NautaDutilh N.V.

NautaDutilh N.V.